EXHIBIT 23




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





The Board of Directors
IntriCon Corporation:



We consent to the incorporation by reference in the registration statement No. 33-33712 on Form S-3, and in the registration statements (No. 333-16377, No. 333-66433, and No. 333-59694) on Form S-8 of IntriCon Corporation (formerly Selas Corporation of America) and subsidiaries of our reports dated March 18, 2005, except as to notes 3, 4, 8 and 18, which is as of March 31, 2005 and note 2 which is as of June 24, 2005, relating to the consolidated balance sheets of IntriCon Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2004, which reports are included in the December 31, 2004 annual report on Form 10-K of IntriCon Corporation.

Our reports refer to the Company's restatement of the consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004.

  As discussed in note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota
June 24, 2005